Filed Pursuant to Rule 433

Registration No. 333-277990

Issuer Free Writing Prospectus dated September 25, 2024

Relating to Preliminary Prospectus Supplement dated September 25, 2024 (the “Preliminary Prospectus Supplement”)

to Prospectus dated March 15, 2024

ORACLE CORPORATION

FINAL PRICING TERM SHEET

4.200% Notes due 2029 (“2029 Notes”)

Issuer:	Oracle Corporation

Principal Amount:	$1,500,000,000

Maturity:	September 27, 2029

Coupon:	4.200%

Price to Public:	99.902% of the principal amount

Interest Payment Dates:	March 27 and September 27, commencing March 27, 2025

Day Count Convention:	30/360

Benchmark Treasury:	3.625% due August 31, 2029

Benchmark Treasury Yield:	3.522%

Spread to Benchmark Treasury:	+70 basis points

Yield to Maturity:	4.222%

Optional Redemption:

Prior to August 27, 2029 (one month prior to the maturity date (the “2029 Par Call Date”)), Oracle Corporation may redeem the 2029 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)   (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2029 Notes matured on the 2029 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 15 basis points, less (b) interest accrued to the date of redemption, and

(2)   100% of the principal amount of the 2029 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2029 Par Call Date, Oracle Corporation may redeem the 2029 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2029 Notes being redeemed, plus accrued and unpaid interest thereon to the date of redemption.

Trade Date:	September 25, 2024

Settlement Date:	September 27, 2024 (T+2)

CUSIP / ISIN Numbers:	68389X CS2 / US68389XCS27

Denominations:	$2,000 and multiples of $1,000 thereafter

Expected Ratings (Moody’s / S&P / Fitch):* Joint Book-Running Managers:

Baa2 (stable) / BBB (stable) / BBB (stable)

BofA Securities, Inc.

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

PNC Capital Markets LLC

SMBC Nikko Securities America, Inc.

Co-Managers:

NatWest Markets Securities Inc.

Santander Investment Securities Inc.

TD Securities (USA) LLC

BNY Mellon Capital Markets, LLC

Credit Agricole Securities (USA) Inc.

ING Financial Markets LLC

Standard Chartered Bank

4.700% Notes due 2034 (“2034 Notes”)

Issuer:	Oracle Corporation

Principal Amount:	$1,750,000,000

Maturity:	September 27, 2034

Coupon:	4.700%

Price to Public:	99.708% of the principal amount

Interest Payment Dates:	March 27 and September 27, commencing March 27, 2025

Day Count Convention:	30/360

Benchmark Treasury:	3.875% due August 15, 2034

Benchmark Treasury Yield:	3.787%

Spread to Benchmark Treasury:	+95 basis points

Yield to Maturity:	4.737%

Optional Redemption:

Prior to June 27, 2034 (three months prior to the maturity date (the “2034 Par Call Date”)), Oracle Corporation may redeem the 2034 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)   (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2034 Notes matured on the 2034 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 15 basis points, less (b) interest accrued to the date of redemption, and

(2)   100% of the principal amount of the 2034 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2034 Par Call Date, Oracle Corporation may redeem the 2034 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2034 Notes being redeemed, plus accrued and unpaid interest thereon to the date of redemption.

Trade Date:	September 25, 2024

Settlement Date:	September 27, 2024 (T+2)

CUSIP / ISIN Numbers:	68389X CT0 / US68389XCT00

Denominations:	$2,000 and multiples of $1,000 thereafter

Expected Ratings (Moody’s / S&P / Fitch):* Joint Book-Running Managers:

Baa2 (stable) / BBB (stable) / BBB (stable)

BofA Securities, Inc.

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc. PNC Capital Markets LLC
SMBC Nikko Securities America, Inc.

Co-Managers:	NatWest Markets Securities Inc. Santander Investment Securities Inc. TD Securities (USA) LLC
BNY Mellon Capital Markets, LLC Credit Agricole Securities (USA) Inc. ING Financial Markets LLC Standard Chartered Bank

5.375% Notes due 2054 (“2054 Notes”)

Issuer:	Oracle Corporation

Principal Amount:	$1,750,000,000

Maturity:	September 27, 2054

Coupon:	5.375%

Price to Public:	99.719% of the principal amount

Interest Payment Dates:	March 27 and September 27, commencing March 27, 2025

Day Count Convention:	30/360

Benchmark Treasury:	4.625% due May 15, 2054

Benchmark Treasury Yield:	4.144%

Spread to Benchmark Treasury:	+125 basis points

Yield to Maturity:	5.394%

Optional Redemption:

Prior to March 27, 2054 (six months prior to the maturity date (the “2054 Par Call Date”)), Oracle Corporation may redeem the 2054 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)   (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2054 Notes matured on the 2054 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 20 basis points, less (b) interest accrued to the date of redemption, and

(2)   100% of the principal amount of the 2054 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2054 Par Call Date, Oracle Corporation may redeem the 2054 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2054 Notes being redeemed, plus accrued and unpaid interest thereon to the date of redemption.

Trade Date:	September 25, 2024

Settlement Date:	September 27, 2024 (T+2)

CUSIP / ISIN Numbers:	68389X CU7 / US68389XCU72

Denominations:	$2,000 and multiples of $1,000 thereafter

Expected Ratings (Moody’s / S&P / Fitch):*	Baa2 (stable) / BBB (stable) / BBB (stable)

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC HSBC Securities (USA) Inc. J.P. Morgan Securities LLC BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.
PNC Capital Markets LLC
SMBC Nikko Securities America, Inc.

Co-Managers:	NatWest Markets Securities Inc.
Santander Investment Securities Inc.
TD Securities (USA) LLC
BNY Mellon Capital Markets, LLC
Credit Agricole Securities (USA) Inc.
ING Financial Markets LLC
Standard Chartered Bank

5.500% Notes due 2064 (“2064 Notes”)

Issuer:	Oracle Corporation

Principal Amount:	$1,250,000,000

Maturity:	September 27, 2064

Coupon:	5.500%

Price to Public:	99.615% of the principal amount

Interest Payment Dates:	March 27 and September 27, commencing March 27, 2025

Day Count Convention:	30/360

Benchmark Treasury:	4.625% due May 15, 2054

Benchmark Treasury Yield:	4.144%

Spread to Benchmark Treasury:	+138 basis points

Yield to Maturity:	5.524%

Optional Redemption:

Prior to March 27, 2064 (six months prior to the maturity date (the “2064 Par Call Date”)), Oracle Corporation may redeem the 2064 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)   (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2064 Notes matured on the 2064 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 25 basis points, less (b) interest accrued to the date of redemption, and

(2)   100% of the principal amount of the 2064 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2064 Par Call Date, Oracle Corporation may redeem the 2064 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2064 Notes being redeemed, plus accrued and unpaid interest thereon to the date of redemption.

Trade Date:	September 25, 2024

Settlement Date:	September 27, 2024 (T+2)

CUSIP / ISIN Numbers:	68389X CV5 / US68389XCV55

Denominations:	$2,000 and multiples of $1,000 thereafter

Expected Ratings (Moody’s / S&P / Fitch):*	Baa2 (stable) / BBB (stable) / BBB (stable)

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC HSBC Securities (USA) Inc. J.P. Morgan Securities LLC BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.
PNC Capital Markets LLC
SMBC Nikko Securities America, Inc.

Co-Managers:

NatWest Markets Securities Inc.

Santander Investment Securities Inc.

TD Securities (USA) LLC

BNY Mellon Capital Markets, LLC

Credit Agricole Securities (USA) Inc.

ING Financial Markets LLC

Standard Chartered Bank

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by contacting BofA Securities, Inc., Telephone: 1-800-294-1322; Citigroup Global Markets Inc., Telephone: 1-800-831-9146; Goldman Sachs & Co. LLC, Telephone: 1-866-471-2526; HSBC Securities (USA) Inc., Telephone: 1-866-811- 8049; J.P. Morgan Securities LLC, Telephone: 1-212-834-4533, or by emailing Oracle Corporation’s Investor Relations at investor_us@oracle.com.

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